EXHIBIT 99.1

MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC. APPOINTS W. REID SANDERS TO BOARD OF DIRECTORS

Memphis, TN, March 9, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA), or the Company, announced today the appointment of W. Reid Sanders to the Company’s Board of Directors.  Mr. Sanders qualifies as an independent director under the New York Stock Exchange’s listing standards.

Mr. Sanders is the Co-Founder and former Executive Vice President of Southeastern Asset Management, and the former President of Longleaf Partners Funds. Prior to co-founding Southeastern Asset Management in 1975, Mr. Sanders served as an investment officer and worked in credit analysis and commercial lending in the banking industry from 1971 to 1975.  Mr. Sanders currently serves on the Board of Directors for Two Harbors Investment Corporation, a real estate investment trust which focuses on investing in residential mortgage-backed securities, is a Director of Independent Bank, serves on the Investment Committee at Cypress Realty, a limited partnership involved in commercial real estate, and is on the Advisory Board of SSM Venture Partners.  Mr. Sanders has held several prior directorships and currently serves as a trustee for a number of cultural, educational and health related organizations.  Mr. Sanders holds a Bachelors of Economics from the University of Virginia.

Ralph Horn, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of the Company stated, “Reid’s extensive background and expertise in institutional investment management, public capital markets and service on boards of publicly traded companies will complement our Board well and be a great benefit to the Company in the years to come.”

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 43,605 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Ave., Memphis, TN  38138.